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                                                                     EXHIBIT 8.2

                   [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

                                 April 13, 2001

The CIT Group, Inc.
1211 Avenue of the Americas
New York, New York 10036

Ladies and Gentlemen:

    We have acted as special counsel to The CIT Group, Inc., a Delaware corporation ("CIT"), in connection with the proposed merger (the "Merger") of CIT with and into Tyco Acquisition Corp. XIX (NV) ("Acquiror"), a Nevada corporation and a wholly-owned subsidiary of Tyco International Ltd. ("Guarantor"), a Bermuda company, pursuant to the Agreement and Plan of Merger, dated as of March 12, 2001, by and among Guarantor, Acquiror and CIT (the "Agreement"). At your request, and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

    For purposes of the opinion set forth below, we have relied, with the consent of CIT and the consent of Guarantor and Acquiror, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the representation letters of CIT and of Guarantor and Acquiror dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement-prospectus (the "Proxy Statement-Prospectus") contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

    We have also assumed that: (i) the transactions contemplated by the Agreement and the Stock Purchase Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable laws of the States of Delaware and Nevada; and (iii) the Merger will be reported by Guarantor, Acquiror and CIT on their respective federal income tax returns in a manner consistent with the opinion set forth below.

    Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") that is not subject to
Section 367(a)(1) of the Code pursuant to Treasury Regulation
Section 1.367(a)-3(c) (other than with respect to CIT stockholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) and do not enter into five-year gain recognition agreements in the form provided in Treasury Regulation
Section 1.367(a)-8), and (ii) Guarantor, Acquiror and CIT will each be a party to the reorganization within the meaning of Section 368(b) of the Code.
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The CIT Group, Inc.
April 13, 2001
Page 2

    We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

    This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. Further, no opinion is expressed with respect to the United States federal income tax consequences to CIT stockholders subject to special treatment under United States federal income tax law (including, for example partners or partnerships that hold CIT common stock or will hold Tyco common shares, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, and individuals who received CIT common stock pursuant to the exercise of employee stock options or otherwise as compensation).

    We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

                                          Very truly yours,
                                          /s/ WACHTELL, LIPTON, ROSEN & KATZ